Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Employee Share Purchase Plan and the 2018 Inducement Equity Plan of BeiGene, Ltd. of our reports dated February 28, 2018, with respect to the consolidated financial statements of BeiGene, Ltd. and the effectiveness of internal control over financial reporting of BeiGene, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China
June 8, 2018